Exhibit 10.23

KAPSTONE PAPER AND PACKAGING

2016 INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT AGREEMENT

KapStone Paper and Packaging Corporation, a Delaware corporation (the “Company”), hereby grants to {insert name} (“you” or the “Grantee”), an executive officer of the Company, an award (the “Award”) of Restricted Stock Units (the “Units”) representing the right to receive the number of shares of the Company’s common stock, $.0001 par value (“Shares”), on the terms and conditions set forth below.

This Award is subject to the terms and conditions set forth in Exhibit A to this Restricted Stock Unit Grant Agreement, and in the KapStone Paper and Packaging 2016 Incentive Plan, as amended from time to time (the “Plan”), all of which are an integral part of and are hereby incorporated into this Restricted Stock Unit Grant Agreement.  You may obtain a copy of the Plan and amendments to the Plan upon request. Capitalized terms used but not defined in this Restricted Stock Unit Grant Agreement have the meanings specified in the Plan.

Date of Grant	(insert)

Number of Units Granted	{insert #}

Vesting Schedule	100% on the third anniversary of the Date of Grant

KAPSTONE PAPER AND PACKAGING CORPORATION

By:	/s/ Matthew Kaplan

Its:	Chief Executive Officer

EXHIBIT A

to

RESTRICTED STOCK UNIT GRANT AGREEMENT

1.             Form of Award.  This is an award of Units, which will become vested pursuant to the vesting schedule set forth in the Restricted Stock Unit Grant Agreement or as otherwise provided in Section 2.  Subject to Section 12, Shares underlying the Units will be delivered to you within thirty (30) days of the vesting of the Units; provided, however, the Shares may be delivered to you in care of an account established for you at the third party administering the Plan on behalf of the Company. You will be the owner and shall control the disposition of all Shares held for you in such account.

2.             Effect of Termination of Employment.  Subject to the remainder of this Section 2, immediately upon your termination of status as an employee of the Company for any reason other than your Retirement, death or Disability, the Units granted to you that have not vested prior to such time will no longer vest and you shall forfeit all rights (and the Company shall have no further obligation) with respect to such Units.  In the event of your termination of employment by reason of your Retirement, death or Disability, the Units shall immediately vest in full and, subject to Section 12, shall be delivered to you or your beneficiary, as applicable, within 30 days of your termination of employment due to your Retirement, death or Disability.  As used herein, the term “Retirement” means the voluntary termination of employment of a Grantee who has attained the age of 65. The term “Disability” is defined in the Plan.

Notwithstanding anything herein to the contrary, in the event of a termination of your employment with the Company and its affiliates due to (i) a termination of your employment by the Company or its affiliates without Cause (as defined below) or (ii) a voluntary resignation by you for Good Reason (as defined below), in each case following the closing of the transactions contemplated by the Agreement and Plan of Merger, dated January 28, 2018, among the Company, WestRock Company and certain other parties (the “Mergers”), but prior to the third anniversary of the Date of Grant, two-thirds (2/3) of the Units shall immediately vest in full upon such termination, and you shall forfeit all rights (and the Company shall have no further obligation) with respect to the remaining one-third (1/3) of such Units.

For these purposes, “Cause” means the occurrence of any of the following with respect to you: (i) conviction by a court of competent jurisdiction of a felony (other than a traffic violation); (ii) refusal or failure to perform duties where such failure or refusal is materially detrimental to the business or reputation of any member of the Holdco Group (as defined below), except during periods of physical or mental incapacity, and unless remedied within 30 days after receipt of written notice thereof by the applicable member of the Holdco Group; or (iii) willful misconduct or gross negligence with respect to your duties that is materially detrimental to the business or reputation of any member of the Holdco Group, unless remedied (if capable of being remedied) within 30 days after receipt of written notice thereof by the applicable member of the Holdco Group.

For these purposes, “Good Reason” means the occurrence of any of the following with respect to you: (i) material diminution in authority, duties or responsibilities (or authority, duties or responsibilities of the supervisor to whom you report (which, for the avoidance of doubt, with respect to the Company’s Chief Executive Officer, Chief Financial Officer and General Counsel includes the failure of such person to be appointed to such role with the ultimate Company Parent immediately following the Mergers)); (ii) diminution in base salary or incentive compensation opportunities; (iii) the relocation of your principal place of employment by more than 50 miles (unless the new place of employment is closer to your primary residence); or (iv) the material breach of any agreement between any member of the Holdco Group and you.  Notwithstanding the foregoing, Good Reason shall not exist unless (A) you give written notice to the applicable member of the Holdco Group of your termination of employment within 30 days after the occurrence of the circumstances constituting Good Reason, and the applicable member of the Holdco Group has failed within 30 days after receipt of such notice to cure the circumstances constituting Good Reason, and (B) your “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) occurs no later than the day that is 30 days following the last day of the cure period (assuming no cure has occurred).

For these purposes, “Holdco Group” means, collectively, (i) the Company, (ii) any of the Company’s current or future, direct or indirect, subsidiaries or parents (a “Company Parent”) and (iii) any other direct or indirect subsidiary of any Company Parent, including, for the avoidance of doubt, WestRock Company and its direct or indirect subsidiaries, including, in each case, any successor to any such entity.

3.             Rights as Shareholder.  Except as provided below you will have no rights as a shareholder of the Company with respect to Shares underlying the Units unless and until Shares are delivered to you in respect of such Units following vesting. Notwithstanding the above, if dividends are paid on Shares represented by the Units awarded to you that have not yet either vested or been forfeited:

(i)            If such dividends are cash dividends, the Company will accumulate amounts equivalent to the amount of dividends and pay to you such amount when the underlying Shares are distributed to you in accordance with this Restricted Stock Unit Grant Agreement; and

(ii)           If such dividends are Share dividends, the Company will credit you with a number of additional Units equal to the number of Shares of per-Share dividends that would have been paid to you if your Units had been Shares, with such additional Units being subject to the same restrictions and for the same period as the Units to which such dividend credits relate.

4.             Taxes.  The Company is not required to deliver Shares pursuant to this Award unless you first pay to the Company the minimum amount that the Company is required to withhold for federal, state, local or foreign income, FICA or other taxes relating to vesting and delivery of such Shares.  The Company will notify you of such minimum amount at or prior to the time the Units vest.  You may satisfy this obligation by any one or a combination of the following means:

(i)            delivering cash, negotiable personal check or electronic funds transfer in an amount that is equal to the amount to be withheld;

(ii)           delivering of  Shares having a Fair Market Value on the effective date of such vesting equal to the amount to be withheld; or

(iii)          requesting the Company to withhold from those Shares that would otherwise be delivered pursuant to this Award a number of Shares having a Fair Market Value on the effective date of vesting of such Shares that is equal to the amount to be withheld.

Shares to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate.

5.             Limited Transferability of Award.  Except as provided below in this Section 5, this Award is not transferable by you except by will or the laws of descent and distribution, and may not be assigned, negotiated, or pledged by you in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process.

You are authorized to transfer all or a portion of this Award by gift (or similar transfer for no consideration) to a Family Member. Following the transfer of all or a portion of this Award to a Family Member, the Family Member shall have all of your rights and obligations and you shall not retain any rights with respect to the transferred Award, except that the payment of any tax attributable to the vesting of the transferred Award shall remain your obligation.

As used herein, “Family Member” means your child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing your household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or you) control the management of assets, and any other entity in which these persons (or you) own more than 50% of the voting interests.

6.             Amendments.  The Committee may by written instrument amend this Restricted Stock Unit Grant Agreement prospectively or retroactively in any manner; but no such amendment may adversely affect your rights without your written consent unless such amendment is required or permitted to comply with securities, tax or other laws.  By accepting this Award you thereby give your consent to any amendment of this Restricted Stock Unit Grant Agreement reasonably determined by the Committee to be required or permitted by the preceding sentence.  The Committee retains with respect to this Award all of the rights, powers and authorities described in the Plan, whether or not set forth in this Restricted Stock Unit Grant Agreement, unless expressly provided to the contrary in this Restricted Stock Unit Grant Agreement.

7.             Forfeiture and Clawback.  In the event that you engage in fraud or misconduct involving the Company, then at the option of the Committee, all vested and unvested Units awarded to you will terminate and be forfeited, and you will be required to immediately pay to the Company all amounts that you have received in connection with your sale of stock received upon the vesting of Units. Such forfeiture and clawback shall be in addition to any other right the

Company may have with respect to any such fraud or misconduct. At the direction of the Board, the Company may undertake any legal action to collect and recover the amount of any such required payment.

8.             Notices.  Any notice to be given under the terms of this Restricted Stock Unit Grant Agreement to the Company shall be addressed to the Company in care of its Secretary.  Any notice to be given to you shall be addressed to you at either the e-mail address or the street address listed in the Company’s records.  By a notice given pursuant to this Section, either party may designate a different address for notices.  Any notice shall have been deemed given when actually delivered.

9.             Severability.  If any part of this Restricted Stock Unit Grant Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Restricted Stock Unit Grant Agreement not declared to be unlawful or invalid.  Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

10.          Applicable Law.  This Agreement shall be governed by the laws of the State of Delaware other than its laws respecting choice of law.

11.          Headings.  Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Restricted Stock Unit Grant Agreement.

12.          Compliance with Section 409A of the Code.  This Award is intended to be exempt from or comply with Section 409A of the Code and shall be interpreted and construed accordingly.  To the extent this Restricted Stock Unit Grant Agreement provides for the Award to become vested and be settled upon the Grantee’s termination of employment, the applicable Shares shall be transferred to the Grantee or his or her beneficiary upon the Grantee’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Grantee is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such Shares shall be transferred to the Grantee or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Grantee’s death.